Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-253294 on Form S-3 and Registration Statements Nos. 333-85830, 333-85828, 333-85824, 333-85822, 333-85820, 333-85818, 333-108046, 333-120293, 333-145459, 333-154522, 333-154523, 333-159336, 333-129011, 333-164230, 333-212998, 333-212999, and 333-236539 on Forms S-8 of our reports dated February 17, 2023, relating to the financial statements of International Paper Company, and the effectiveness of International Paper Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of International Paper for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

Memphis, Tennessee
February 17, 2023